Exhibit 99.1
[FHLBank Atlanta logo]

News Release
October 23, 2025

CONTACT: Suzanne Vincent
Federal Home Loan Bank of Atlanta
svincent@fhlbatl.com
678.849.1401

Federal Home Loan Bank of Atlanta Announces CEO Transition

ATLANTA, October 23, 2025 – Kirk R. Malmberg announced his retirement from his role as President and Chief Executive Officer (CEO) of Federal Home Loan Bank of Atlanta (FHLBank Atlanta), effective December 31, 2025. FHLBank Atlanta’s Board of Directors elected Reginald T. O’Shields to succeed Malmberg as the Bank’s next President and CEO.

During his tenure, Malmberg led the Bank through significant periods of growth and transformation, helping to strengthen its mission, purpose, and value to shareholders. As CEO since 2021, the company achieved four consecutive years of strong financial performance and record-setting contributions to affordable housing.

“We are sincerely grateful for the impact Kirk has made during his four and a half years as CEO and nearly 30 years of combined service and dedication to the Bank and FHLBank System,” said Thornwell Dunlap, FHLBank Atlanta Chair of the Board. “His strategic vision and steady guidance have significantly helped advance our mission and position the Bank for ongoing success.”

“Leading FHLBank Atlanta has been an extraordinary privilege,” said Malmberg. “I am deeply grateful for the dedication of our employees and the trust of our members, and I am confident the Bank will continue to thrive under Reggie’s leadership.”

O’Shields brings 22 years of experience with FHLBank Atlanta, currently serving as Executive Vice President and Chief Legal and Compliance Officer. In this role, he oversees the Bank’s legal, compliance, strategic planning, corporate communications, government and industry relations, and community investment services teams. Previously, O’Shields served as Director of Enterprise Solutions, General Counsel, and Chief Compliance and Ethics Officer for the Bank.

“We are fortunate to have an exemplary internal leader to transition to the role of President and CEO,” said Chair Dunlap. “Reggie brings a strong record of accomplishment and depth of knowledge about the Bank and FHLBank System that will serve our members and communities well.”

“It is an honor to have the opportunity to lead FHLBank Atlanta,” said O’Shields. “I am thankful for the Board’s confidence and Kirk’s leadership, and I look forward to partnering with our talented team to deliver on our mission and ensure we remain a reliable source of liquidity and strength to serve our members and communities.”

O’Shields will assume the position of President and CEO on January 1, 2026.

About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System).

For more information, visit our website at www.fhlbatl.com.

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